UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 19, 2014

AmerisourceBergen Corporation

___________________________________________

(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390
______________________	__________________	_______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1300 Morris Drive
Chesterbrook, PA	19087
________________________________	_____________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 727-7000

Not Applicable

_______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On May 19, 2014, AmerisourceBergen Corporation (the “Company”) issued a news release announcing that it priced $600 million aggregate principal amount of the Company’s 1.150% Senior Notes due May 15, 2017 (the “2017 Notes”) and $500 million aggregate principal amount of the Company’s 3.400% Senior Notes due May 15, 2024 (the “2024 Notes” and together with the 2017 Notes, the “Notes”) in an underwritten registered public offering. The news release is being furnished with this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On May 19, 2014, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Mitsubishi UFJ Securities (USA), Inc., on behalf of themselves and as representatives of the several underwriters named therein (the “Underwriters”). The Underwriting Agreement provides for the issuance and sale by the Company, and the purchase by the Underwriters, of the 2017 Notes and the 2024 Notes.  The Notes will be senior unsecured obligations of the Company. The Underwriting Agreement contains representations, warranties, conditions and covenants of the parties thereto and provides for indemnification by each of the Company and the Underwriters against certain liabilities and contribution provisions in respect of those liabilities. The Company expects to consummate the sale of the Notes to the Underwriters, which is subject to the closing conditions specified in the Underwriting Agreement, on May 22, 2014.

The offer and sale of the Notes have been registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-185163) (the “Shelf Registration Statement”), filed with the Securities and Exchange Commission on November 27, 2012.

If the sale of the Notes is consummated pursuant to the terms set forth in the Underwriting Agreement, the Company estimates that it will receive net proceeds of approximately $1.092 billion (after deducting underwriting discounts and offering expenses) from the sale of the Notes. The Company intends to use a portion of the net proceeds to redeem all of its 5 7/8% Senior Notes due on September 15, 2015 and to use the remaining amount for general corporate purposes, including repurchases of shares of its common stock under its share repurchase programs.  On May 19, 2014, the Company announced that its board of directors authorized a special $650 million share repurchase program.  Other general purposes may include, among other things, funding for working capital, capital expenditures, repayment of other indebtedness, investments in the Company’s subsidiaries, business acquisitions and the repurchase, redemption or retirement of the Company’s other securities.  Pending use of the net proceeds from the sale of the Notes, the Company intends to invest such proceeds in institutional money market funds, U.S. government securities, certificates of deposit or other short-term interests-bearing securities.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to the Company and its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. Specifically, affiliates of the underwriters serve various roles in the Company’s Multi-Currency Revolving Credit Facility: JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as administrative agent and a lender; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as a syndication agent and lender; J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated serve as lead arrangers and joint bookrunners; and The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., serves as a documentation agent and lender. As of May 15, 2014, there were no borrowings outstanding and $10.1 million in letters of credit issued under the Company’s Multi-Currency Revolving Credit Facility. In addition, the Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., serves as administrator and a purchaser in connection with a $950 million receivables securitization facility to which the Company’s subsidiary, AmerisourceBergen Drug Corporation, is a party and pursuant to which accounts receivables are sold on a revolving basis to a special purpose entity. Certain of the other underwriters or their affiliates also serve as lenders, purchasers or agents under these facilities.

The foregoing is a brief description of certain terms of the Underwriting Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Underwriting Agreement filed as Exhibit 1.1 to this Current Report and incorporated herein by reference. The Underwriting Agreement is also filed with reference to, and is hereby made an exhibit to, the Shelf Registration Statement.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement for 1.150% Senior Notes due 2017 and 3.400% Senior Notes due 2024, dated as of May 19, 2014.

99.1	News release of AmerisourceBergen Corporation, dated May 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmerisourceBergen Corporation

May 20, 2014	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement for 1.150% Senior Notes due 2017 and 3.400% Senior Notes due 2024, dated as of May 19, 2014.

99.1	News release of AmerisourceBergen Corporation, dated May 19, 2014.